POOL CORPORATION PROVIDES BUSINESS UPDATE BASED ON
CURRENT MARKET TRENDS
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COVINGTON, LA. (May 27, 2020) - Pool Corporation (Nasdaq/GSM:POOL) today provided a business update based on current market trends.

“Over the past few weeks as the COVID-19 pandemic continues to evolve, the market conditions affecting our business also continue to evolve. While the impact of COVID-19 on the economy is severe, we are pleased to see positive trends in our business. As people are spending more time at home, homeowners are choosing to invest in swimming pools and outdoor living products, opting for the relaxation and enjoyment those investments can provide. Based on our results to date in our seasonally important second quarter, we believe the increased use of residential swimming pools during stay-at-home restrictions and the more recent easing of restrictions, allowing more contractors to return to work on existing and new projects, have continued to drive greater pool usage and strong industry demand. Our operations remain open, and we continue to safely serve our customers in the current environment,” said Peter D. Arvan, president and CEO.

Below are trends that we have observed to date in the second quarter of 2020.
•As disclosed in our April 23, 2020 press release, we were experiencing year-over-year sales declines during the month-to-date period in April of 5% - 10% compared to the prior year period. We are pleased to report that through the latter part of April, sales trends improved.
•As jurisdictional restrictions ease, May 2020 month-to-date sales are trending favorably and are continuing to benefit from strong demand.
•Consistent with greater pool usage, April and May month-to-date sales have benefited from increased demand for residential pool maintenance supplies, such as chemicals, and for replacement products, such as pool heaters, pumps, cleaners, lights and filters, compared to the same periods in 2019. We have also observed increased demand for both in-ground and above ground pools and related components, which is consistent with reports of a healthy backlog by many pool construction companies. We believe that increased demand for these products demonstrates positive pool ownership trends in the current environment.
•Sales of big-ticket items, such as in-ground and above ground pools and pool equipment, are a larger portion of our product sales mix, resulting in modestly lower than expected gross margin.
•As previously disclosed and discussed on our first quarter 2020 earnings call, we continue to closely control our operating expenses.

We plan to provide complete earnings results for the second quarter of 2020 and our expectations for the remainder of the year in our regularly scheduled earnings release and conference call on Thursday, July 23, 2020.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 375 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. We have provided this interim update due to the extraordinary circumstances presented by the COVID-19 pandemic. However, we typically do not provide interim updates outside of our regular quarterly and annual reporting and do not anticipate providing interim updates outside of regularly scheduled reports in the future. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic, the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2019 Annual Report on Form 10-K and First Quarter 2020 Quarterly Report on Form 10-Q, each filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com